Exhibit 4.1
SECOND AMENDMENT TO
RIGHTS AGREEMENT
          This Second Amendment (the “Second Amendment”) to the Rights Agreement (the “Rights Agreement”) is made and entered into as of January 7, 2007 between The Houston Exploration Company, a Delaware corporation (the “Company”), and The Bank of New York, as Rights Agent (the “Rights Agent”).
WITNESSETH:
          WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;
          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend the Rights Agreement;
          WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger by and among Forest Oil Corporation (“Parent”), a New York corporation, MJCO Corporation (“Merger Sub”), a Delaware corporation and the Company to be dated on or about the date of this Second Amendment (the “Merger Agreement”);
          WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of the stockholders of the Company;
          WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement and the transactions contemplated thereby, that it is desirable to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement; and

          NOW, THEREFORE, in consideration of the foregoing, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
          1. Defined Terms. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Rights Agreement.
          2. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence as the final sentence of such section:
Notwithstanding anything in this Agreement to the contrary, none of Forest Oil Corporation, a New York corporation (“Parent”), MJCO Corporation, a Delaware corporation (“Merger Sub”), nor any of their respective Affiliates or Associates shall become or be deemed to become an Acquiring Person in connection with or as a result of the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Agreement and Plan of Merger dated as of January 7, 2007, among Parent, Merger Sub and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”), any voting agreement referenced in Section 4.26 of the Merger Agreement (each, a “Voting Agreement”) or the consummation of the First Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby; provided, however, that any Person who would otherwise be deemed to be an Acquiring Person under this Section 1(a) but who is not deemed to be an Acquiring Person pursuant to the preceding clause of this sentence shall be an Acquiring Person at such time as such Person shall become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.
          3. Amendment to Section 1(bb). Section 1(bb) of the Rights Agreement is hereby amended and supplemented by adding the following sentence as the final sentence of such section:

Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur or be deemed to occur in connection with or as a result of the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Merger Agreement, a Voting Agreement or the consummation of the First Merger or any other transactions contemplated thereby.
          4. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence as the final sentence of such section:
Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur in connection with or as a result of the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Merger Agreement, a Voting Agreement or the consummation of the First Merger or any other transactions contemplated thereby.
          5. Amendment to Section 7(a)(i). Section 7(a)(i) of the Rights Agreement is hereby amended to read in its entirety as follows:
the first to occur of (1) the moment immediately prior to the “Merger I Effective Time” (as defined in the Merger Agreement) or (2) the Close of Business on August 12, 2014 (either such time, the “Final Expiration Date”),
          6. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence as the final sentence of such section:
Notwithstanding anything in this Agreement to the contrary, a Flip-In Event shall not occur or be deemed to occur in connection with or as a result of the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Merger Agreement, a Voting Agreement or the consummation of the First Merger or any other transactions contemplated thereby.

          7. Amendment to Section 11(a)(iii). Section 11(a)(iii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence as the final sentence of such section:
Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Trigger Date shall not occur or be deemed to occur in connection with or as a result of the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Merger Agreement, a Voting Agreement or the consummation of the First Merger or any other transactions contemplated thereby.
          8. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended and supplemented by adding the following Section 13(f) as the final subsection of such section, immediately following Section 13(e):
(f) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall have no force or effect with respect to the public announcement, public disclosure, approval, amendment, execution, delivery, adoption or performance of the Merger Agreement, a Voting Agreement or the consummation of the First Merger or any other transactions contemplated thereby.
          9. Effect of Amendment. Except as expressly set forth herein, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed. References in any agreement, instrument or other document to the Rights Agreement shall be deemed to be a reference to the Rights Agreement as amended hereby.
          10. Effective Date. This Second Amendment shall be effective immediately upon execution by the Company.
          11. Governing Law. This Second Amendment shall be governed by the laws of the State of Delaware.

          12. Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same agreement.
          13. Severability. If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          14. Waiver of Notice. By executing this Second Amendment, the Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to the matters addressed herein.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to be executed and delivered by its duly authorized officer as of the date first above written.

THE HOUSTON EXPLORATION COMPANY
By:	/s/ William G. Hargett
	Name:	William G. Hargett
	Title:	Chairman, President and Chief Executive Officer

THE BANK OF NEW YORK
By:	/s/ William F. Powers
	Name:	William F. Powers
	Title:	Assistant Vice President